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                                                                    EXHIBIT 99.2


                               BUY-SELL AGREEMENT
                       CLEAR CHANNEL COMMUNICATIONS, INC.

         THIS AGREEMENT ("Agreement") made and entered into by and among CLEAR CHANNEL COMMUNICATIONS, INC., a Texas corporation ("Company"), and L. LOWRY MAYS, B. J. McCOMBS, JOHN M. SCHAEFER, and JOHN W. BARGER (singularly "Shareholder" and collectively "Shareholders").

                              W I T N E S S E T H :

         WHEREAS, the Shareholders own al of the issued and outstanding shares of Common Stock ("Stock") of the Company; and

         WHEREAS, the Shareholders desire to promote their mutual interests and the interest of the Company and the Company desires to promote its mutual interests with the Shareholders, in providing for continuity and harmony in the management and policies of the Company by imposing certain restrictions and obligations on the Shareholders, the Company and the shares of Stock;

         NOW, THEREFORE, for the mutual considerations herein expressed and subject to the terms and on the conditions herein stated, the parties hereto agree as follows:

         1. Restrictions on Disposition. Each Shareholder acknowledges and agrees that all of his shares of Stock shall be subject to the terms of this Agreement and that none of such shares of Stock nor any right, title or interest therein now owned or hereafter acquired by any Shareholder shall be sold, transferred, pledged, hypothecated, assigned or otherwise disposed of or encumbered (any such action being hereinafter referred to as the "disposition of" or to "dispose of" any such shares) and no such disposition of any such shares of Stock by and Shareholder of any right, title, or interest therein shall be valid or binding except as hereinafter provided. However, disposition by will or intestacy or by gifts to a spouse or children of a Shareholder shall not be deemed a disposition of Stock for purposes of this Agreement.

         2. Purchase by Company or Shareholders. No Shareholder who is a party hereto shall dispose of any shares of Stock ("Offered Shares") without first offering in writing to sell such Stock to the Company. The Shareholder desiring to sell his Stock must offer the Offered Shares to the Company by written offer, with copies of such offer to the remaining Shareholders.



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At any time during the period of thirty (30) days, beginning with the day on which such offer to purchase the Offered Shares is received by the Company, the Company may purchase or redeem from such Shareholder all, or a portion, of the Offered Shares offered by the Shareholder. Any Offered Shares not purchased by the Company must be offered in writing to the other Shareholders. Each Shareholder will be offered his "proportionate share" of the Offered Shares. At any time during the period of thirty (30) days, beginning with the day on which such offer is received by the other Shareholders, each remaining Shareholder may purchase his "proportionate share" of the Offered Shares. If any of the remaining Shareholders do not purchase their "proportionate share" of the Offered Shares, then any Shareholder may, during a ten (10) day period, purchase the remaining Offered Shares. The term "proportionate share" shall mean that portion of the Offered Shares which the shares of such Stock then owned by each Shareholder bear to the shares of such Stock (other than the Offered Shares) then owned by all of the Shareholders. In addition, if any of the Offered Shares are not purchased by the Shareholders to whom they are offered, then, the term "proportionate share" shall not include the shares of Stock owned by such declining Shareholders. If all of the Offered Shares are not purchased by the Company or by the remaining Shareholders within the time limits prescribed above, then the Shareholder desiring to sell such Stock may sell it to any third party purchaser whom he may elect for a period of 90 days thereafter. However, in the event that the Offered Shares are offered to such third party at a lower price than the price at which it was offered to the Company or the remaining Shareholders, or on more favorable terms, the selling Shareholder must offer the Stock to the Company and the remaining Shareholders at the lower price or more favorable terms. Subsequent offers after the original offer shall require the same notice and provision for acceptance as the original offer.

         3. Sale of Control. The Shareholders shall not individually nor in concert sell any Stock to any third party in any manner so as to deliver voting control to said third party without providing in any such sale of Stock that all Shareholders will be offered the same price and terms for their Stock as being accepted by the selling Shareholder.

         4. Sale to Existing Shareholder. This Agreement shall also apply to the sale of Offered Shares directly to one, or more than one, of the existing Shareholders.


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         5. Legend. So long as this Agreement shall be in effect, the certificates of Stock shall be endorsed to reflect the existence of this Agreement. This Agreement shall automatically apply to all stock dividends, stock splits, or recapitalizations of the original shares of Stock covered by this Agreement.

         6. Successors and Assigns. This Agreement and the terms and conditions thereof shall be binding on and operate for the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.

         EXECUTED this 31st day of May, 1977.

                                    CLEAR CHANNEL COMMUNICATIONS, INC.

                                    By: /s/ L. Lowry Mays
                                       -----------------------------------------
                                       President

                                        /s/ L. Lowry Mays
                                    --------------------------------------------
                                    L. LOWRY MAYS

                                        /s/ B. J. McCombs
                                    --------------------------------------------
                                    B. J. McCOMBS

                                        /s/ John M. Schaefer
                                    --------------------------------------------
                                    JOHN M. SCHAEFER

                                        /s/ John W. Barger
                                    --------------------------------------------
                                    JOHN W. BARGER



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